UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)                                              August 31, 2009

APPLIED ENERGETICS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

3590 East Columbia Street, Tucson, Arizona	85714
(Address of Principal Executive Offices)	(Zip Code)

(520) 628-7415

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement

On September 1, 2009, pursuant to the Agreement and Complete and Full General Release, the Registrant’s employment agreement with Kenneth M. Wallace dated October 26, 2007, as amended, was terminated, except as to Section 7 (Confidentiality; Noncompetition; Nonsolicitation; Nondisparagement) and 8 (Executive’s Cooperation).

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(b)        On September 1, 2009, the Registrant and Kenneth M. Wallace entered into a separation agreement (the “Separation Agreement”) pursuant to which Mr. Wallace’s employment as Chief Financial Officer of the Registrant terminated.  Pursuant to the terms of the separation agreement, Mr. Wallace will receive (i) a lump sum payment of $29,000, (ii) four (4) monthly payments of $28,125 and (iii) a lump sum payment of $7,682.35 as reimbursement for health and medical insurance premiums for six months.

(c)        On September 1, 2009, the Registrant appointed Humberto Astorga, Controller of the Corporation, as its principal financial officer and principal accounting officer for SEC reporting purposes.  Mr. Astorga’s base salary is $137,500.

Since March 2006, Mr. Astorga has been Controller of the Registrant.  Prior to joining the Registrant, Mr. Astorga was Controller of Lasertel, Inc., a semi-conductor laser manufacturer he joined in June 2002.  From 2001 through June 2002, Mr. Astorga was senior financial analyst of NCS Pearson, Inc., a provider of educational assessments, products, services and solutions.  Prior to joining NCS Pearson, Mr. Astorga was the SAP Business Analyst for Leoni Wiring Systems, Inc., a global supplier of wires, cables and wiring systems.  From 1997 until he joined Leoni Wiring in 2000, Mr. Astorga was a senior financial analyst for the Chamberlain Group, Inc., a consumer electronics manufacturing company.

Item 8.01.	Other Events.

On August 31, 2009, the Superior Court of the State of Arizona in and for the County of Pima issued an order preliminarily approving the settlement of the derivative litigation against Applied Energetics, Inc. and certain of its current and former directors.  Pursuant to the order, attached as Exhibit 99.1 is a publication notice of the proposed settlement.

Item 9.01.	Financial Statements and Exhibits

(d)  99.1       Publication Notice of the Proposed Settlement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

APPLIED ENERGETICS, INC. (Registrant)

By:	/s/ Joseph Hayden
Joseph Hayden
Chief Operating Officer

Date:  September 3, 2009